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                                                                  EXHIBIT (c)(2)



                                                          April 8, 1998

                                                          CONFIDENTIAL
                                                          ------------

Mr. Charles J. Hart
CEO
Micronics Computers, Inc.
232 E. Warren Avenue
Fremont, CA 94539-7085

Dear Charles:

In connection with your consideration of a possible transaction, Diamond Multimedia Systems Inc. and Micronics Computers, Inc. (the "Parties") may request and disclose financial and other information concerning the business and affairs of the other party. As a condition to furnishing to the other party or its representatives financial and other information which has not theretofore been made available to the public, both Parties agree to treat all such non-public information furnished in writing or orally by the other party or its representatives on or after the date of this agreement (herein collectively referred to as the "evaluation material"), as follows:

        (1) Both Parties recognize and acknowledge the competitive value and confidential nature of the evaluation material and the damage that could result to the other party if information contained therein is disclosed to any third party. Both Parties also recognize and acknowledge that the evaluation material is being provided in reliance upon the mutual acceptance of the terms of this agreement.

        (2) Both Parties agree that the evaluation material will be used solely for the purpose of evaluating the proposed transaction. Both Parties also agree that its directors, officers, employees and agents and representatives of its advisors, herein collectively referred to as "representatives," will not disclose or permit the disclosure of any of the evaluation material now or hereafter received or obtained from the other party or its representatives to any third party or otherwise use or permit the use of the evaluation material in any way detrimental to the other party, except as required by applicable law or legal process, without the prior written consent of the other party, provided, however, that any such information may be disclosed to such of the party's representatives who need to know such information for the purpose of evaluating the proposed transaction and who are advised of this agreement and agree to keep such information confidential and to be bound by this agreement to the same extent as if they were parties hereto, it being understood that both Parties shall be responsible for any breach of this agreement to the same extent as if they were parties hereto, it being understood that both Parties shall be responsible for any breach of this agreement by its representatives.


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Mr. Charles J. Hart                                                April 8, 1998
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        (3)    In the event that the transaction contemplated by this agreement is not consummated, neither party nor any of its representatives shall, without prior written consent of the other party, use any of the evaluation material now or hereafter received or obtained from the other party or its representatives for any purpose.

        (4) In the event that the transaction contemplated by this agreement is not consummated, all evaluation material (and all copies, summaries, and notes of the contents or parts thereof) shall be returned upon the other party's request or destroyed and not retained by it or its representatives in any form or for any reason.

        (5) Both Parties and their representatives shall have no obligation hereunder with respect to any information in the evaluation materials to the extent that such information has been made publicly available nor any obligation with respect to information which can be demonstrated by either party to be already properly in its possession on a non-confidential basis from sources other than the party or its representatives, other than by acts by it or its representatives in violation of this agreement.

        (6) Both Parties are aware, and will advise their representatives who are informed of the matters that are the subject of this agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from either party and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. Both Parties will comply with all applicable securities laws in connection with the purchase or sale, directly or indirectly, of securities of the other party for as long as it or its representatives are in possession of or have knowledge of material non-public information about the other party.

        (7) Both Parties agree that they will not solicit directly or indirectly any of the other party's employees or contractors involved in these discussions during the period of these discussions and for a period of 6 months thereafter, without the express written approval of the other party. Furthermore, both Parties agree that they will not use the information disclosed in the course of these discussions to directly or indirectly solicit the employees or contractors of the other party during the same period.

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Mr. Charles J. Hart                                                April 8, 1998
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It is further agreed that the intention of the Parties to engage in these discussions, and the subsequent exercise of that intention shall be kept confidential by both Parties.

Acceptance of the above terms shall be indicated by having this letter countersigned on your behalf and returning one original to Broadview.

                                       Sincerely,

                                       BROADVIEW ASSOCIATES LLC



                                       Maryfrances Galligan
                                       Principal


Accepted and Agreed:                   Accepted and Agreed:



By:____________________________        By:______________________________________
Diamond Multimedia Systems Inc.             Micronics Computers, Inc.



Date:__________________________        Date:____________________________________